EXHIBIT 10.4

MASTER LEASE ESCROW AGREEMENT

THIS MASTER LEASE ESCROW AGREEMENT ("Escrow Agreement") is made as of this 14th day of May, 2010 (the "Effective Date"), by and among SDI SHREVEPORT, LTD., a Texas limited partnership (“Seller”), INLAND DIVERSIFIED SHREVEPORT REGAL COURT, L.L.C., a Delaware limited liability company (hereinafter referred to as "Buyer"); and CHICAGO TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent").

RECITALS:

A.

Seller and Inland Real Estate Acquisitions, Inc. previously entered into that certain Purchase and Sale Agreement dated as of April 9, 2010 (the "Contract"), with respect to that certain real property known as Regal Court Shopping Center located in Shreveport, Louisiana (the “Property”), as legally described on the attached Exhibit A. A copy of the Contract has been delivered to Escrow Agent and is incorporated by reference herein.  All capitalized terms not defined herein shall have the meanings ascribed to them in the Contract. Inland Real Estate Acquisitions, Inc. subsequently assigned its interest in the Contract to Buyer by Assignment of Contract effective May 14th, 2010.

B.

Pursuant to the terms of the Contract, Seller has agreed to deposit with Escrow Agent the sum of $228,900.12 (the “Escrow Deposit”) to be held and disbursed according to the terms and conditions of this Escrow Agreement.

C.

Escrow Agent is willing to accept the Escrow Deposit and hold and disburse same in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Deposit.  Seller hereby deposits with Escrow Agent, and Escrow Agent hereby acknowledges receipt of the sum of $228,900.12 as the Escrow Deposit.  Escrow Agent hereby agrees to deposit the Escrow Deposit into an interest bearing account with a bank, money market account, or other depository reasonably satisfactory to Buyer, Seller and Escrow Agent with interest accruing for the benefit of Seller.  The interest shall not become a part of the Escrow Deposit, but shall be disbursed to Seller by Escrow Agent from time to time, but no less frequently than quarterly.  The federal taxpayer identification of Seller is as follows: 20-5058707.

2.

Vacant Spaces. $162,260.04 of the Escrow Deposit (the “Rent Escrow”) represents the proforma rent and additional rent for a period of twelve (12) months attributable to three (3) tenant spaces in the Property (the "Vacant Spaces") which have not been leased as of the Effective Date. The Vacant Spaces, and their proforma rent and additional rent, are described in Exhibit 11.11A. The Rent Escrow will be held and disbursed by Escrow Agent as follows:

(a)

Seller and Buyer direct the Escrow Agent to disburse to Buyer  on the Effective Date the amount of $$13,521.67, which represents a pro rata portion of the proforma rent and additional rent for the period commencing on the Effective Date and ending on the last day of the month in which the Effective Date occurs.

(b)

On the first day of the first month following the Effective Date and thereafter on the first day of each month thereafter until the date a lease for a Vacant Space is executed and the tenant opens for business and commences full payment of rent and additional charges, under each applicable lease covering any of the Vacant Spaces, Seller and Buyer shall instruct the Escrow Agent to disburse to Buyer the monthly proforma rent and additional charges for the unleased Vacant Spaces set forth on Exhibit 11.11A.

(c)

Within ten (10) business days following the date that a Vacant Space is leased and the tenant opens for business and commences full payment of rent and additional charges, and Seller delivers to Buyer an estoppel certificate from the tenant as described in Section 9.04 of the Contract, Seller and Buyer shall instruct the Escrow Agent to disburse the balance of the Rent Escrow applicable to such Vacant Space to Seller.

(d)

One (1) year after the Effective Date, Buyer and Seller shall instruct the Escrow Agent to disburse to Seller the balance of the Rent Escrow.

3.

Smash Burger. $66,640.08 of the Escrow Deposit (the “Smash Burger Escrow”) represents the scheduled rent and additional rent for a period of twelve (12) months attributable to the portion of the Property which has been leased to Shreveport Sizzle, Inc. (“Smash Burger”) as more particularly described on Exhibit 11.12 (the “Smash Burger Gross Rents”). The Smash Burger rent commencement date has occurred, but the tenant has not yet opened for business. The Smash Burger Escrow shall be disbursed as follows:

(a)

At such time or times that Buyer receives from Smash Burger installments of base rent and/or additional rent from Smash Burger, Buyer shall, within five (5) business days, instruct the Escrow Agent to disburse an equal amount to Seller.

(b)

Within ten (10) business days after the date that as Smash Burger opens for business in its premises, and Seller delivers to Buyer an estoppel certificate from Smash Burger as described in Section 9.04 of the Contract, Buyer shall instruct Escrow Agent to disburse to Seller the balance of the Smash Burger Escrow.

(c)

One (1) year after the Closing Date, Buyer and Seller shall instruct the Escrow Agent to disburse to Buyer any balance of the Smash Burger Escrow.

4.

Disputes.  In the event either party objects to the disbursement of the Escrow Deposit as provided above, the Escrow Agent shall have the right, at its option, either (a) to hold the Escrow Deposit in escrow pending resolution of such objection by mutual agreement of the parties or by judicial resolution of same or (b) to disburse the Escrow Deposit into the registry of the court having jurisdiction over such objection.  After any disbursement of the Escrow Deposit under the terms of this Escrow Agreement, Escrow Agent’s duties and obligations hereunder shall cease.  In the event of any dispute regarding disbursement of the Escrow Deposit, the party ultimately receiving the Escrow Deposit after resolution of such dispute shall be entitled to receive from the other party all the prevailing party’s costs and expenses incurred in connection with the resolution of such dispute including, without limitation, all court costs and reasonable attorney’s fees.

5.

Permitted Investments.  The Escrow Agent agrees to invest the Escrow Deposit in Permitted Investments, as hereinafter defined.  The Escrow Agent shall not invest the Escrow Deposit in any investment that would require the Escrow Agent to pay a penalty for early withdrawal to pay a monthly disbursement.  Interest earned on the Escrow Deposit shall be paid to Seller. For tax purposes, interest earned on the escrowed funds shall be for the account of Seller.  The term "Permitted Investments" means:

(i)

Government Obligations as hereinafter defined;

(ii)

Negotiable or non-negotiable certificates of deposit and time deposits (including Eurodollar certificates of deposit), maturing within ninety (90) days from the date of acquisition, issued by a federally chartered bank having at least $10 billion in total assets (an "Approved Bank"); and

(iii)

money market funds of Chase Manhattan Bank or Bank of America, N.A.

The term "Government Obligations" means (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or (b) obligations issued by a person controlled or supervised by and acting as an instrumentality of the United States of America, the payment of the principal of, premium, if any, and interest on which is fully guaranteed as a full faith and credit obligation of the United States of America (including any securities described in (a) or (b) above in this sentence issued or held in book-entry form on the books of the Department of the Treasury of the United States of America), which obligations, in either case, are not subject to redemption prior to maturity at less than par by anyone other than the owner.

6.

Costs.  The costs of administration of this Escrow Agreement by Escrow Agent shall be paid equally by Seller and Buyer.  This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, principals, successors and assigns and shall be governed and construed in accordance with the laws of the State of Illinois.  No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto.  This Escrow Agreement may be executed in multiple counterpart originals, each of which shall be deemed to be and shall constitute an original.  If there is any conflict between the terms of this Escrow Agreement and the terms of the Contract, the terms of the Contract shall control in all events.

7.

Termination Date.  The Termination Date of this Escrow Agreement shall be the earlier of the disbursement of the entire Escrow Deposit or one (1) year after the Effective Date.

8.

No Waiver.  No delay or leniency of Buyer in requiring strict performance of the terms and conditions hereof shall constitute a waiver of its rights hereunder.

9.

 No Pledge or Encumbrance.  Seller shall not, pledge, assign or grant any security interest in the Escrow Deposit nor permit any lien or encumbrance to attach thereto.

10.

Notices.  All notices, payments, requests, reports, information or demands which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be personally delivered or sent by facsimile (answer back received), or by overnight courier, and sent to the party at its address appearing below or such other address as any other party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to Seller, to:

SDI Shreveport, Ltd.

712 Main Street, 29th Floor

Houston, Texas  77002

Phone:

(713) 892-5200

Facsimile:

(713) 892-5032

with a copy to:

Michael B. Massey

Craddock Massey LLP

1400 Post Oak Boulevard, Suite 640

Houston, Texas  77056

Phone:

(713) 960-6400

Facsimile:

(713) 960-6401

If to Buyer, to:

Inland Diversified Shreveport Regal Court, L.L.C.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: Lou Quilici

Phone:

(630) 218-4925

Facsimile:

(630) 218-4935

With a copy to:

The Inland Real Estate Group, Inc.

Law Department

2901 Butterfield Road

Oak Brook, IL 60523

Attention: Robin Rash, Esq.

Phone:

630/218-2855

Facsimile:

630/218-4900

If to Escrow Agent:

Chicago Title Insurance Company

171 N. Clark

3rd Floor, Division 2

Chicago, Illinois  60601

Attention:  Nancy Castro

Phone:

312/223-2709

Facsimile:

312/223-2108

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the first to occur of (i) the date of delivery if delivered personally, or (ii) on the date of deposit with the overnight courier if sent by overnight courier or the date of the facsimile, if give by facsimile. Any party may change its address for purposes hereof by notice to the other. All notices hereunder and all documents and instruments delivered in connection with this transaction or otherwise required hereunder shall be in the English language. Each party shall be entitled to rely on all communications which purport to be on behalf of the party and purport to be signed by an authorized party or the above indicated attorneys. A failure to send the requisite copies does not invalidate an otherwise properly sent notice to Seller and/or Buyer.

11.

Counterparts.  This Escrow Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories of the original or the same counterpart.  Furthermore, the signatures from one counterpart may be attached to another to constitute a fully executed original.  The Escrow Agreement may be executed by facsimile.

12.

Governing Law, Jurisdiction and Venue.  This Escrow Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Illinois without regard to Louisiana conflict of laws principals. If any term or provision of this Escrow Agreement shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall never the less remain effective and shall be enforced to the fullest extent permitted by applicable law, and in lieu such illegal or unenforceable provisions there shall be added automatically as part of this Escrow Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

13.

Binding Effect.  This Escrow Agreement and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective legal representatives, personal representatives, devisees, heirs, successors and assigns of the Seller and Buyer.

[signatures begin on following page]

(Signature Page to Master Lease Escrow Agreement)

SELLER: SDI SHREVEPORT, LTD., a Texas limited partnership By: SDI Shreveport Management, LLC, General Partner By: /s/ Charles W. Shears Charles W. Shears, Manager Date signed by Seller: May 13, 2010

(Signature Page to Master Lease Escrow Agreement)

PURCHASER:

INLAND DIVERSIFIED SHREVEPORT REGAL COURT, L.L.C.,

a Delaware limited liability company

By:

Inland Diversified Real Estate Trust, Inc.,

a Maryland corporation, its sole member

By:

/s/ Carol M. Hoffmann

Name: Carol M. Hoffmann

Its: Assistant Secretary

Date signed by Purchaser: May 13, 2010

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By: /s/ Nancy R. Castro

Name: Nancy R. Castro

Its: Resident Vice President

Date signed by Escrow Agent: May 14, 2010

EXHIBIT A

PROPERTY

LOTS 1, 2, 3, 4, 4-A, 5, 6, 11 and 12, REGAL CROSSING [being a subdivision of part of fractional Section 37, Township 17 North, Range 13 West, Caddo Parish, Louisiana, 13 Lots 39.499 Acres], a subdivision in the City of Shreveport, Caddo Parish, Louisiana, as per that plat recorded in Book 5050, Pages 191-192 under Registry No.2097143 of the Records of Caddo Parish, Louisiana.

LOTS 7A, 8A and 9A, REGAL CROSSING UNIT 2 [being a resubdivision of Lots 7 - 10 of Regal Crossing as recorded in Book 5050, Pages 191-192 of the Conveyance Records of Caddo Parish, Louisiana, being located in fractional Section 37, Township 17 North Range 13 West Caddo Parish, Louisiana, Area 4.820 Acres], a subdivision in the City of Shreveport, Caddo Parish, Louisiana, as per that plat recorded in Book 6000, Page 54 under Registry No. 2152463 of the Records of Caddo Parish, Louisiana.

EXHIBIT 11.11A

VACANT SPACES/PROFORMA RENTS

Space	Size	Monthly Base Rent	Monthly Operating Expense	Monthly Real Estate Tax	Monthly Insurance	Monthly Gross Rent
3047-7547-CU	1,360 sq. ft.	$2,493.33	$255.00	$170.00	$56.67	$2,975.00
3048-150-CU	1,540 sq. ft	$3,080.00	$288.75	$192.50	$64.17	$3,625.42
3049-150-CU	2,940 sq. ft.	$5,880.00	$551.25	$367.50	$122.50	$6,921.25
TOTAL		$11,453.33	$1,095.00	$730.00	$243.34	$13,521.67

EXHIBIT 11.12

SMASH BURGER GROSS RENTS

Monthly Gross Rent:

Base Rent:

$  4,666.67

Operating Expense:

       466.67

Real Estate Tax:

       326.67

Insurance:

         93.33

Total Monthly Gross Rent:

$  5,553.34

Annual Gross Rent:

$66,640.08